Exhibit (c)(2)
STRICTLY CONFIDENTIAL BOARD CIRCULAR PROJECT REMIX 3 March 2007

STRICTLY CONFIDENTIAL Background and Rationale for the Transaction Omega was incorporated in August, 2001, listed in NASDAQ and GEM in March, 2004 and is one of the leading internet companies in China with a leading platform for provision of wireless value added services (“WVAS”). WVAS includes ring tones, games, interactive voice response, short messaging services, multimedia messaging services and wireless access protocol. Gamma currently owns 65.73 % in Omega. Gamma, as the controlling shareholder of Omega, monitors and evaluates our investment in Omega on a periodic basis, taking into consideration the recently operating and financial performances of Omega as well as its ongoing business prospects. In light of the recent announced policy changes by major Chinese mobile operators (“Mobile Operators”) in respect of wireless value-added services (“WVAS”), such as those that form a substantial part of Omega’s business, we have come to the vi ew that Omega is now less well suited to remain as a standalone publicly listed entity. As such, we would like to propose to Omega a draft proposal as attached hereto as appendix II of this board circular (the “Proposal”) to take Omega private by way of a scheme of arrangement under Section 86 of the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands and in compliance with the Hong Kong Code on Takeovers and Mergers. We note that Omega has established itself as the leading WVAS provider in the PRC since its initial public offering (“IPO”) in March 2004. However, this leadership position that Omega has built has at the same time increased Omega’s reliance on the WVAS business. WVAS revenues accounted for 94.0% and 91.4% of Omega’s total revenues for the year ended 31 December 2005 and for the nine months ended 30 September 2006, respectively, as compared to 72.5% for the year ended 31 D ecember 2003, immediately prior to the IPO. 2

STRICTLY CONFIDENTIAL Background and Rationale for the Transaction (cont’d) Against this backdrop, the operating environment in respect of WVAS has changed significantly since Omega’s IPO. Responding to dramatic increases in both the number of services providers as well as the number of service offerings, the Mobile Operators have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dorma nt accounts. On 7 July 2006, China Mobile Communications Corporation (“CMCC”) introduced another set of changes, requiring, among other things, mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions. Gamma is of the view that these changes will fundamentally impact the business models of and dramatically reduce the future financial prospects for al l WVAS service providers in the PRC, including Omega. The impact of the changes also immediately affected Omega’s financial performance. For the three months ended 30 September, 2006, Omega’s net revenues and net income declined 15% and 59%, respectively, as compared to the same period a year earlier. The dramatic impact which the Mobile Operators’ policy changes have had on Omega’s financial outlook and performance serves to illustrate the great uncertainty and volatility inherent in the business models of WVAS service providers, including Omega. 3

STRICTLY CONFIDENTIAL Background and Rationale for the Transaction (cont’d) In response to the policy changes, Omega’s management initiated a program to broaden Omega’s business beyond its core business of WVAS offerings into other new media segments with the objective of improving the Company’s future financial stability and performance. On December 19, 2006, Omega and eBay announced a joint venture agreement whereby eBay contributed its China-based subsidiary eBay EachNet to the joint venture. The formation of the joint venture marked Omega’s foray into t he Chinese e-commerce market and is expected to foster synergies among online user communities and distribution channels, enhance rapid product innovation on a local platform, and promote mobile integration. Most importantly, the addition of EachNet also provides Omega with a future conduit for growth beyond WVAS. Investor reaction, while initially positive, has since become muted. Omega’s ADSs traded up 15% to US$17.92 the day following the announcement, but has since fallen over 35% from that peak price to US$11.62. The reaction amongst the equity research community echoed such sentiments, with reports dated 20 December 2006 by Deutsche Bank and Morgan Stanley expressing that “the deal looks good for Omega[1],” and represents a “win-win scenario[2]” for both Omega a nd eBay. However, a number of analysts have been more muted. PiperJaffray noted that the “new JV will face a major uphill battle to compete[3],” while PacificCrest Securities wrote that “the competitive pressures from other more successful Chinese e-commerce sites, such as TaoBao, will likely persist over the next few years[4].” [1] “JV with eBay China; Reiterate Buy with Raised TP,” Deutsche Bank, December 20, 2006. [2] “eBay Alliance Painting a ‘Win-Win’ Scenario,” Morgan Stanley, December 20, 2006. [3] “eBay Deal a Worthwhile but Risky Venture,” PiperJaffray, December 20, 2006. [4] “New eBay JV Presents Challenges and Opportunities,” PacificCrest Securities, December 20, 2006. 4

STRICTLY CONFIDENTIAL Background and Rationale for the Transaction (cont’d) Such opinions highlight the time and investment required for Omega to build its new broadened businesses, and the short- and medium-term uncertainty that such initiatives could produce for Omega shareholders. Gamma expects the need to continue to undertake significant business restructuring and additional capital investments to broaden and expand the Company’s business which could result in high share price volatility to Omega shareholders, as visibly demonstrated by Omega’s share price following the EachNet joint venture announcement. Such investments could also have detrimental effects on the short- and medium-term financial performance of Omega due to the uncertain time horizon before the financial benefits from such investments are realized. While we remain confident in the future prospects for Omega’s WVAS business and its additional new media initiatives, Gamma is of the view that the short-and medium-term volatility and potential financial underperformance for Omega make the Company poor ly suited to remain a publicly listed entity. Accordingly, Gamma is offering shareholders an alternative in the form of the Proposal. The Proposal is designed to provide public shareholders compensation for their shares at values higher than what would be justified by Omega’s recent trading performance and the negative outlook for the WVAS industry overall, and the potential short- and medium-term volatility for Omega due to its new business initiatives specifically. Furthermore, all public shareholders would continue to have the option of investing in Gamma should they wish to continue to invest in the long-term prospects of Omega’s businesses. Finally, the integration of Omega into Gamma would facilitate the realization of synergies between Omega and Gamma’s other media businesses. Gamma believes that a broadened Omega business folded into the diversified media portfolio within Gamma offers a more compelling and attractive investment vehicle for shareholders and would be much better suited as a publicly listed entity. 5

STRICTLY CONFIDENTIAL Background and Rationale for the Transaction (cont’d) In summary, Gamma management believes that: Omega represents a substantial portion of Gamma’s business, contributing 50.5% and 45.0% to Gamma’s revenue and EBITDA, respectively, in 1H2007. Accordingly, Omega’s long term success and financial performance are both of paramount importance to Gamma As referenced above, Omega will require substantial investments in order to broaden its business beyond WVAS and to ensure that it is ideally positioned strategically in the long run. Such investments could result in poor short- and medium-term financial performance due to the uncertain time horizon before the financial benefits are realized A privatized Omega would be able to make decisions pertaining to such investments focused on the long-term benefits they bring to Omega’s business and free from the short- and medium-term pressure associated with being a standalone publicly-listed company Directors can refer to the appendix I of this circular which contains discussion materials prepared by Goldman Sachs, Gamma’s financial advisor in relation to financial performance highlights of Omega, its share price movement, shareholders’ information, information on comparable companies etc. 6

STRICTLY CONFIDENTIAL Omega Shareholder Overview
Owner NameShares Held% of TotalGamma2,80000000065.73%Cranwood Group42588845310.00%Munder Capital Management1110616002.61%Ruane, Cunniff & Goldfarb, Inc.550537601.29%Bridger Management, LLC.440000001.03%Matthews International Capital Management LLC375920000.88%Nordinvest Norddeutsche Investment-Gesellschaft mb |300000000.70%Neuberger Berman296320000.70%D. E. Shaw& Co.287169600.67%INVESCO Asia Ltd.268000000.63%Sterling Johnston Capital Management, L.P.2 66720000.63%Sumitomo Mitsui Asset Management Co., Ltd.266500000.63%Harnon Investment Group Pte. Ltd.190080000.45%Renaissance Technologies Corp.167168000.39%PowerShares Capital Management LLC145108800.34%Prescott Group Capital Management, L.L.C.128000000.30%La Banque Postale Asset Management100000000.23%Goodman & Company, Investment Counsel98080000.23%Citigroup Investment Research (US)93278400.22%Merrill Lynch & Company, Inc.93002400.22%Barclays Global Investors (UK) Limited83888 000.20%Citadel Investment Group, L.L.C.70847200.17%Deutsche Asset Management (Hong Kong) Ltd.65020000.15%Sydinvest45720000.11%Top 25 Shareholders3,77008605388.51%Szutze: Datastream {March 1, 200?) 7

STRICTLY CONFIDENTIAL

Source of Fund and EPS Analysis

		US$ million
Funding required		**205.0**
Proposed sources of fund from Omega:		
1. Available hard currency (i.e. US$32m cash - US$12m Infomax earnout - US$7m OPEX & bank loan interest)		13.0
2. Pledge of RMB492m deposits at 90% (i.e. 90% of (RMB748m available cash - 100m working capital-156m Ebay))		56.7
3. Proceeds from disposal of Indiagames		9.0
Available cash from proposed sources of funds		**78.7**
Additional funds to be raised		**126.3**
Proposed alternative to raise US$126.3M funds by Omega:		
Bank financing by a 5-year syndicated loan, maximum @ 3.3 X EBITDA US$39.1m /Issuance of Bond		**126.3**
Annualized interest expense		
- syndicated loan / issuance of bond(assuming all-in costs 7.2% p.a.)		9.1
- pledge of RMB492m deposit (assuming all-in costs 5.95% p.a.)		3.4
		12.5
Projected Gearing ratio as at 31 Dec 2007 - Gamma		
- before financing		40.8%
- after financing		50.3%
2007E LPS - Gamma		
- Before	HK$	(0.0059)
- After 24.2672% increase in equity stake in Omega, additional bank borrowings & L&P savings (assume full-year impact)	HK$	(0.0168)
LPS Dilution (proforma full-year)	HK$	**(0.0109)**

8

STRICTLY CONFIDENTIAL Ownership Structure Current StructurePost-transaction Structure GAMMASCPUBLICSCGAMMA 9.998%90.002% 65.73%9.998%24.272% OMEGA OMEGA 9

STRICTLY CONFIDENTIAL Next Steps Board Meeting of Gamma : 3 March 2007 Board Meeting of Omega : 4 March 2007 Joint Announcement Date : 14 March 2007 10

Appendix I — Preliminary Discussion Materials

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 1/17 Strictly Private and Confidential Project Remix Preliminary Discussion Materials Goldman Sachs (Asia) L.L.C. March 3, 2007

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 1/17 Strictly Private and Confidential Disclaimer Please be advised that this presentation is provided pursuant to and in accordance with the terms of our engagement letter. The information contained herein is prepared based upon information that Gamma Group Limited (“Gamma”) has provided to us and reflects current prevailing conditions and our views as of this date, all of which are accordingly subject to change. We do not undertake any obligation to update or otherwise revise the information contained herein. In preparing the information herein, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Gamma or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be an opinion regarding valuation, implicit or otherwise, or appraisals of the assets, stock or business of the Gamma or of Omega. Moreover, the information contained herein does not address the relative merits of the transaction, the underlying decision to proceed with the transaction and any alternatives to the transaction, or any other aspect of the transaction. This presentation was prepared exclusively for the benefits and internal use of the Board of Directors and Senior Management of Gamma and does not carry any right of publication or disclosure to any other party. This presentation should be viewed solely in conjunction with the oral briefing provided by Goldman Sachs (Asia) L.L.C. Neither this presentation report nor any of its contents may be reproduced or quoted or distributed to a third party without the express prior written consent of Goldman Sachs (Asia) L.L.C. Neither this presentation nor any of its contents may be reproduced or quoted or distributed to a third party without the express prior written consent of Goldman Sachs (Asia) L.L.C, and any liability for any use of this presentation by any third party (including in respect of direct, indirect or consequential loss or da mage) is expressly disclaimed. 1

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 2/17 Strictly Private and Confidential Overview of Gamma Overview Financial Summary Gamma was established in October 1999 as a joint venture between (US$ mm) 2004 2005 1H2006 Hutchison Whampoa Limited, Cheung Kong (Holdings) Limited, and other strategic investors Revenue 334 399 196 As of March 2, 2007, Gamma had a market cap of US$463 mm EBITDA 138 83 40 Headquartered in Hong Kong, Gamma is listed on the Main Board of the Stock Exchange of Hong KongMargin 41.4% 20.8% 20.4% Gamma maintains diverse businesses in five areas: Net income 111 45 12 -Internet (Omega) Margin 33.3% 11.3% 10.6% -Publishing (including magazines and books, with an especial strength in Taiwan) Total Assets 1,012 1,001 1,075 -Outdoor Media (Gamma Outdoor Media Group, which operates a large advertising billboard and unipole network in China)Shareholders’ equity 338 371 388 -Sports (China Open) Net Debt/(Cash)1 (50) 10 (90) -Television entertainment Revenue Breakdown Key Shareholders 2004 2005 Company Name % Held TV & TV & Entertainment GroupHutchison Whampoa Ltd. 24.47 Entertainment Sports Group 2.5% Sports Group6.7% GroupMs. Solina Chau2 23.84 11.4% 1.2%Outdoor Media Cheung Kong (Holdings) Ltd. 12.23 Outdoor Group Internet Media Group13.3%Internet Western Asset Management Company Ltd. 8.00 Group 14.2%38.1%Group 44.1%Lehman Brothers Asset Management LLC 5.83 Publishing Publishing Group Group 33.3% 35.1% Source: Gamma website, Gamma 1H2006 report, Gamma 2005 annual report and Datastream (March 2, 2007) 1Net Debt/(Cash) numbers exclude minority interest. 2Held through Schumann International Limited and Handel International Limited. 2

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 3/17 Strictly Private and Confidential Overview of Omega Overview Financial Summary Omega was incorporated on August 28, 2001 as a subsidiary of (US$ mm) 2004 2005 1H2006 9M2006 Gamma Revenue 123 172 99 138 Omega was listed on the NASDAQ and the GEM in Hong Kong on March 10, 2004 and March 11, 2004, respectivelyEBITDA 41 49 18 33 -Most trading occurs on the Nasdaq, with Omega’s ADRs seeing Margin 33.6% 28.5% 18.3% 24.0% roughly 80-90% of total volume traded As of March 2, 2007, Omega had a market cap of US$619 mm Net income 34 45 23 29 Omega is one of the leading Internet companies in China with a Margin 27.6% 26.2% 24.0% 23.2% leading platform for provision of wireless value added services (“WVAS”) Total Assets 403 446 525 495 -WVAS includes ring tones, games, interactive voice response, Shareholders’ equity 234 329 366 377 short messaging services, multimedia messaging services and wireless access protocol Net Debt/(Cash) (79) (41) (65) (38) Revenue Breakdown Key Shareholders 2004 2005 Company Name %Held Commercial Enterprise SolutionsCommercial Enterprise SolutionsGamma 65.73 1.8%0.6% AdvertisingInternet Access AdvertisingInternet AccessCranwood Group1 10.00 5.4%0.0% 6.2%0.1% Munder Capital Management 2.61 Ruane, Cunniff & Goldfarb, Inc. 1.29 Bridger Management, L.L.C. 1.03 WVASWVAS 92.0%94.1% Matthews International Capital Management LLC 0.88 Source: Omega website, Omega 1H2006 report, Omega 2005 annual report and Datastream (March 2, 2007) 1Cranwood Group is controlled by Ms. Solina Chau. 3

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 4/17 Strictly Private and Confidential Changes in Mobile Operators’ WVAS Policy Changes in Mobile Operators’ WVAS Policy Resulting Impact on Omega Phase I: Increased Content Scrutiny (3Q2004-2Q2005) Omega less affected due to limited contribution from -China Mobile (“CMCC”) blocked provision of adult content questionable content in 3Q2004 and fortune telling content in 2Q2005 — Continued acquisitions and investments to build -CMCC increasingly focused on preventing WVAS content portfolio operators from spamming with SMS — Steady increase in revenue with SMS as primary cash generation business Phase II: Processes Implemented to Minimize Fraudulent Omega strengthened competitive positioning due to Practices (3Q2005-2Q2006) high standard of business practices -CMCC requested strict enforcement on termination of — Expanding leadership position with ~30% market dormant WAP accountsshare of Chinese listed WVAS provider revenue in -CMCC required double confirmation for SMS and WAP 2005 services — WVAS revenue increased five quarters in a row from -CMCC proposed prohibiting WVAS providers from US$33.4 mm for 1Q2005 to US$45.7 mm for 2Q2006, charging for subscription while also charging per message an average quarterly increase of approximately 7% sent; CMCC instead proposed a flat monthly fee for — Strong share price rally starting in mid-September providers 2005 relative to peers due to leadership premium Phase III: New WVAS Policy Announced (3Q2006) Change in business model hits Omega financial -CMCC to offer mandatory one-month free trial period for all performance and market value WVAS services, including SMS, MMS and WAP) — Omega management expected negative impact to (i) -Monthly subscription fee cap to be set at RMB15 and any subscription acquisition; (ii) churn rate; and (iii) per message charge to be eliminated subscription duration -CMCC to require double confirmation for new subscriptions- Originally estimated in June at an 15% overall impact -CMCC provincial units such as Guangdong to cancel to its business; Company’s 3Q2006 revenue declined existing subscribers without confirmation of continued by 22% compared to 2Q2006 revenue subscription- Omega share price dropped 19.6% on day of CMCC -CMCC to cancel WAP subscription inactive for more than announcement four months (compared to about seven months previously) -China Unicom to convert all charge-by-message services to charge-by-month subscriptions 4

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 5/17 Strictly Private and Confidential Overview of Omega-eBay Joint Venture December 20, 2006 Summary Omega Share Price Performance On December 20, 2006, eBay Inc. (“eBay”) and $20.0 Omega announced the formation of a JV in the 20 December 2007 Chinese e-commerce space Omega and eBay $18.0jointly announce eBay - eBay contributed US$40 million cash and its EachNet joint venture eBay EachNet subsidiary in exchange for 49% of the JV $16.0 -Omega invested US$20 million in the JV and going forward will contribute its management $14.0 team, technology and brand name to the JV in exchange for a 51% stake ) $12.0 December 2007 $11.62 Market rumors surface Both companies released a statement expressing the regarding possible potential benefits of the JV: “The formation of the $10.0 Omega-eBay JV joint venture is expected to foster synergies among Price (US the two online user communities and distribution Closing $8.0 channels, enhance product innovation capabilities on a local platform, and promote mobile integration” Investor reaction to the JV announcement was initially $6.0 positive, with Omega’s ADS share price rising 15% to US$17.92 on December 20, 2006 $4.0 -Since that peak, Omega’s ADS share price has fallen 35% to US$11.62, the closing price on March $2.0 2, 2007 $0.0 4-Dec-2006 2-Jan-2007 31-Jan-2007 1-Mar-2007 Daily from 4-Dec-2006 to 2-Mar-2007 Omega ADR Source: Datastream (March 2, 2007), news 5

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 6/17 Strictly Private and Confidential Overview of Analyses Applied Description #1Trading Performance Review of share price trends relative to appropriate benchmarks #2Research Outlook Summary of broker commentary and targets #3Comparison of Publicly traded valuation metrics Various Comparables #4Analysis at Various Allows for comparison of valuation parameters Prices 6

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 7/17 Strictly Private and Confidential #1Omega Historical Share Price Performance Annotated ADR Price Chart 3510 Mar 2004 20 Jun 200513 Sept 2005 10 Nov 200517 Mar 2006May 2006 Omega goes public Omega announces Omega sets Omega reports Omega reports Rumors about on HKSE and partnership with up JV with 3Q2005 net 4Q2005 net China Mobile Nasdaq with IPO Warner Brothers UMPay income up 77% income up 55% policy change price of HKD1.515 YoYYoYbegin 30and US$15.55 7 June 2006 China Mobile releases new ) $ 25policy on WVAS (US21 Sept 2004 Omega announces 4 July 2006Dec. 20, 2006 Pricestrategic partnership China Mobile Omega announces with ESPN STAR announces switch to EachNet JV with 20Sportsmonthly billing eBay in China Market system for WVAS Closing 1531 Mar 2006 Rumors surface regarding Omega’s potential acquistion of 19.5% stake in Sina 10from Shanda 11 Aug 200417 Dec 20045 Sept 200513 Jun 2006 Omega announces Omega announces Omega Omega 5acquisition of acquisition of announces JV acquires Treasure Base, a Indiagameswith Skype Infomax China WVAS company 0 10-Mar-2004 12-Aug-2004 14-Jan-2005 18-Jun-200520-Nov-2005 24-Apr-2006 26-Sep-2006 1-Mar-2007 Daily from 10-Mar-2004 to 2-Mar-2007 Source: Datastream (March 2, 2007); selected newsruns 7

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 8/17 Strictly Private and Confidential #1Trading Performance Analysis Omega Relative Share Price Performance & Parameters Relative Price Performance1 Price Parameters 135 Implied P/E Implied Premium/ Multiples3 Equity (Discount) Period Price Value2 to Current 2007 2008 22.4% 120 Current4 11.62 619NA 25.3x 15.5x 1 month 13.03 69412.2% 28.3x 17.4x 105average 2.7% 2.5% 3 months 14.48 77124.6% 31.5x 19.3x average Price (%) 90 6 months Indexed13.83 73619.0% 30.1x 18.4x average 751 year 16.77 89344.4% 36.5x 22.4x average (35.8)%2 years 6016.44 87541.5% 35.7x 21.9x average (46.4)% 52-Wk high 28.31 1,507134.5% 61.5x 37.7x 45 2-Mar-2006 2-Jul-2006 2-Nov-2006 2-Mar-200752-Wk low 10.37 552-14.1% 22.5x 13.8x Daily from 2-Mar-2006 to 2-Mar-2007 Omega ADRHang Seng NasdaqMSCI AP Internet China WVAS Index Source: Datastream (March 2, 2007), IBES median for EPS estimates used in calculating P/E multiples 1China WVAS Index includes Linktone, Hurray!, and KongZhong. 2Equity value calculated using 53.245 million ADR shares. 3Based on IBES median consensus estimates. 4As of March 2, 2007. 8

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 9/17 Strictly Private and Confidential #1Omega Historical Share Price Performance Price-Volume Charts Omega ADR — Since IPO Omega ADR — LTM 4080 4080 )) $3570$ 3570 6060 3030 Price (US50Price (US50 2525VWAP = 17.45 Market40 Value (USMarket40 20VWAP = 15.98Average = 16.77 $20Value (US 30 $ Average = 15.2030 Closing 15mm)Closing 15 2020 mm) 101010 10 5050 10-Mar-2004 13-Oct-2004 18-May-2005 21-Dec-2005 26-Jul-2006 2-Mar-20072-Mar-20062-Jul-20062-Nov-20062-Mar-2007 Daily from 10-Mar-2004 to 2-Mar-2007Daily from 2-Mar-2006 to 2-Mar-2007 Omega ADR Trading ValueOmega ADROmega ADR Trading ValueOmega ADR Omega HK — Since IPO Omega HK — LTM 3.0103.006 9 2.52.50 8 VWAP = 1.507Average = 1.64 2.02.004 Price (HKD)Average = 1.486Price (HKD)VWAP = 1.61 Market 1.55 1.50 Value (USMarketValue (US 4 $ $ 1.0 1.002 Closing3 mm) Closingmm) 2 0.50.50 1 0.000.000 11-Mar-2004 14-Oct-2004 19-May-2005 22-Dec-2005 27-Jul-2006 2-Mar-20072-Mar-20062-Jul-20062-Nov-20062-Mar-2007 Daily from 11-Mar-2004 to 2-Mar-2007Daily from 2-Mar-2006 to 2-Mar-2007 Source: Datastream 9

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 10/17 Strictly Private and Confidential #1Omega Historical Share Price Performance Shares Traded at Various Prices — Omega ADR 1 Month 2 Months 3,000Weighted Average Price:USD 12.91 3,500 Weighted Average Price:USD 13.87 Total Shares Traded as Percent3,000Total Shares Traded as Percent 2,500 of Shares Outstanding:13.72%of Shares Outstanding:26.55% 2,500 2,000 (000s)(000s) 2,000 1,500 VolumeVolume 1,500 1,000 1,000 500 500 00 11.60 11.89 12.17 12.46 12.74 13.03 13.32 13.60 13.89 14.17 14.46 14.7411.60 11.97 12.33 12.70 13.07 13.43 13.80 14.17 14.53 14.90 15.27 15.63 to to to to to to to to to to to toto to to to to to to to to to to to 11.89 12.17 12.46 12.74 13.03 13.32 13.60 13.89 14.17 14.46 14.74 15.0311.97 12.33 12.70 13.07 13.43 13.80 14.17 14.53 14.90 15.27 15.63 16.00 Daily from 2-Feb-2007 to 2-Mar-2007Daily from 3-Jan-2007 to 2-Mar-2007 3 Months 6 Months 5,000 Weighted Average Price:USD 14.28 Weighted Average Price:USD 14.827,000 4,500Total Shares Traded as Percent Total Shares Traded as Percent 4,0006,000of Shares Outstanding:82.08% of Shares Outstanding:47.53% 3,5005,000 3,000(000s) (000s) 4,000 2,500Volume Volume 2,0003,000 1,5002,000 1,000 1,000 500 00 11.60 12.07 12.55 13.02 13.49 13.97 14.44 14.91 15.39 15.86 16.33 16.8111.51 11.99 12.47 12.95 13.43 13.91 14.40 14.88 15.36 15.84 16.32 16.80 to to to to to to to to to to to toto to to to to to to to to to to to 12.07 12.55 13.02 13.49 13.97 14.44 14.91 15.39 15.86 16.33 16.81 17.2811.99 12.47 12.95 13.43 13.91 14.40 14.88 15.36 15.84 16.32 16.80 17.28 Daily from 1-Dec-2006 to 2-Mar-2007Daily from 1-Sep-2006 to 2-Mar-2007 Source: Datastream 10

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 11/17 Strictly Private and Confidential #1Omega Historical Share Price Performance Shares Traded at Various Prices — Omega HK 1 Month 2 Months 22,000Weighted Average Price:HKD 1.31 35,000Weighted Average Price:HKD 1.37 Total Shares Traded as PercentTotal Shares Traded as Percent 30,000 17,600of Shares Outstanding:1.89%of Shares Outstanding:3.51% 25,000 (000s) 13,200(000s) 20,000 Volume 8,800Volume 15,000 10,000 4,400 5,000 00 1.14 1.17 1.20 1.24 1.27 1.30 1.33 1.36 1.39 1.43 1.46 1.491.14 1.18 1.22 1.26 1.30 1.34 1.39 1.43 1.47 1.51 1.55 1.59 to to to to to to to to to to to toto to to to to to to to to to to to 1.17 1.20 1.24 1.27 1.30 1.33 1.36 1.39 1.43 1.46 1.49 1.521.18 1.22 1.26 1.30 1.34 1.39 1.43 1.47 1.51 1.55 1.59 1.63 Daily from 2-Feb-2007 to 2-Mar-2007Daily from 3-Jan-2007 to 2-Mar-2007 3 Months 6 Months 40,000 Weighted Average Price:HKD 1.44 95,000Weighted Average Price:HKD 1.39 Total Shares Traded as PercentTotal Shares Traded as Percent of Shares Outstanding:5.15%76,000of Shares Outstanding:10.25% 30,000 (000s) 57,000 (000s) 20,000Volume Volume 38,000 10,000 19,000 00 1.14 1.19 1.24 1.29 1.33 1.38 1.43 1.48 1.53 1.58 1.62 1.671.14 1.19 1.24 1.29 1.33 1.38 1.43 1.48 1.53 1.58 1.62 1.67 to to to to to to to to to to to toto to to to to to to to to to to to 1.19 1.24 1.29 1.33 1.38 1.43 1.48 1.53 1.58 1.62 1.67 1.721.19 1.24 1.29 1.33 1.38 1.43 1.48 1.53 1.58 1.62 1.67 1.72 Daily from 1-Dec-2006 to 2-Mar-2007Daily from 1-Sep-2006 to 2-Mar-2007 Source: Datastream 11

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 12/17 Strictly Private and Confidential #1Omega Historical Share Price Performance Shares Traded at Various Prices — Omega ADR and HK Combined1 1 Month 2 Months 2,800Weighted Average Price:USD 13.14 6,000 Weighted Average Price:USD 14.00 Total Shares Traded as PercentTotal Shares Traded as Percent of Shares Outstanding:15.61%5,000 of Shares Outstanding:30.06% 2,100 (000s)4,000 (000s) Volume 1,400 3,000 Volume 2,000 700 1,000 0 0 11.64 11.94 12.25 12.55 12.86 13.16 13.47 13.77 14.08 14.38 14.69 14.99 11.64 12.03 12.43 12.82 13.22 13.61 14.00 14.40 14.79 15.19 15.58 15.97 to to to to to to to to to to to to to to to to to to to to to to to to 11.94 12.25 12.55 12.86 13.16 13.47 13.77 14.08 14.38 14.69 14.99 15.30 12.03 12.43 12.82 13.22 13.61 14.00 14.40 14.79 15.19 15.58 15.97 16.37 Daily from 2-Feb-2007 to 2-Mar-2007Daily from 3-Jan-2007 to 2-Mar-2007 3 Months 6 Months 6,300Weighted Average Price:USD 14.95 10,500Weighted Average Price:USD 14.31 Total Shares Traded as PercentTotal Shares Traded as Percent of Shares Outstanding:52.68%8,400of Shares Outstanding:92.33% 4,200(000s) 6,300 (000s)Volume Volume 4,200 2,100 2,100 00 11.64 12.13 12.61 13.10 13.59 14.07 14.56 15.05 15.53 16.02 16.51 16.9911.61 12.10 12.59 13.08 13.57 14.06 14.55 15.04 15.53 16.01 16.50 16.99 to to to to to to to to to to to toto to to to to to to to to to to to 12.13 12.61 13.10 13.59 14.07 14.56 15.05 15.53 16.02 16.51 16.99 17.4812.10 12.59 13.08 13.57 14.06 14.55 15.04 15.53 16.01 16.50 16.99 17.48 Daily from 1-Dec-2006 to 2-Mar-2007Daily from 1-Sep-2006 to 2-Mar-2007 Source: Datastream 1Hong Kong shares traded converted to ADRs at 80 Hong Kong common shares per each ADR. Exchange rate of HKD7.81/US$1. 12

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 13/17 Strictly Private and Confidential #2Research Outlook and Commentary Omega Summary of Analysts’ Recommendations Summary of Analyst Recommendations Specific Analyst Recommendations AnalystSell Hold Buy Bear StearnsDec 19 Brean, Murray CarretNov 10 CE UnterbergNov 10 Sell CitigroupFeb 19 19% Credit SuisseNov 10 Deutsche BankFeb 26 Evolution SecuritiesJan 31 Forun TechOct 12 BuyHold 38%44%Goldman SachsDec 20 Montgomery & Co.Dec 14 Morgan StanleySep 26 Pacific CrestJan 11 Piper JaffrayNov 9 SusquehannaNov 10 Think EquityDec 21 WR HambrechtJan 9 Source: Broker reports 13

Strictly Private and Confidential

Goldman Sachs

#2 Overview of Analyst Estimates and Price Targets for Omega

Firm	Date	Recommendation	Price Target	Valuation Methodology	EPS 2006	EPS 2007	EPS 2008	Stated Target P/E 2007
Bear Stearns	Dec-19	Hold	$14.00	2007 P/E	0.62	0.43	0.80	NA
Brean, Murray Carret	Nov-10	Buy	$18.00	2007 P/E	0.60	0.60		25.0x
CE Unterberg	Nov-10	Hold	NA	NA	0.60	0.43		NA
Citigroup	Feb-18	Hold	$16.00	2007 P/E	0.61	0.61		NA
Credit Suisse	Nov-10	Hold	$17.80	2007 P/E	0.62	0.55		NA
Deutsche Bank	Feb-26	Buy	$19.20	2007 P/E	0.63	0.11	0.46	NA
Evolution Securities	Jan-31	Sell	$11.00	2007 P/E	0.65	0.58	0.73	19.0x
Forun Tech	Oct-12	Buy	NA	NA	0.55	0.32		NA
Goldman Sachs	Dec-20	Sell	$8.90	2007 P/E, DCF	0.64	0.65	0.80	14.0x
Montgomery & Co.	Dec-14	Buy	NA	NA	0.61	0.42	0.66	NA
Morgan Stanley	Sep-26	Buy	NA	NA	0.63	0.69	0.77	NA
Pacific Crest	Jan-11	Hold	NA	NA	0.62	0.21		NA
Piper Jaffray[1]	Nov-09	Hold	$16.00	2007 P/E	0.63	0.48		28.0x
Susquehanna	Nov-10	Hold	NA	NA	0.63	0.44		NA
Think Equity	Dec-21	Buy	$15.00	DCF	0.61	0.34		NA
WR Hambrecht	Jan-09	Sell	$15.00	DCF	0.61	0.39	0.49	NA
High			**$19.20**		**0.65**	**0.69**	**0.80**	**28.0x**
Median			**$15.50**		**0.62**	**0.44**	**0.73**	**22.0x**
Mean			**$15.09**		**0.62**	**0.45**	**0.67**	**21.5x**
Low			**$8.90**		**0.55**	**0.11**	**0.46**	**14.0x**
IBES Median[2]					**0.62**	**0.46**	**0.75**	

Source: Wall Street brokerage reports, IBES

[1] *Price target based on adjusted 2007 EPS estimate of 0.57.*
[2] *IBES Median differs from median of all analyst estimates due to exclusion of certain brokers by IBES.*

14

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 15/17 Strictly Private and Confidential #3Comparison of Various Comparables Local Closing % of 52EquityEnterprise Value Multiples2Calendarized PriceWeekMarketEnterpriseSalesEBITDAP/E Multiples2 Company03/02/07HighCap1Value1200720082007200820072008 GammaHKD 0.9348%$ 463$ 8001.9 x1.7 x11.6 x9.9 x31.0 x16.9 x Omega ADRUS$ 11.6241%$ 619$ 5813.5 x2.7 x14.9 x11.4 x25.3 x15.5 x China WVAS KongZhong US$ 7.09 50% $ 249 $ 155 1.6 x 1.3 x 8.2 x 6.1 x 15.4 x 11.3 x LinktoneUS$ 4.31 53 104 58 0.8 0.7 7.0 6.8 16.0 13.9 Hurray!US$ 5.40 57 116 46 0.6 0.5 4.5 3.3 16.6 12.8 Mean 50% $ 272 $ 210 1.6 x 1.3 x 8.6 x 6.9 x 18.3 x 13.4 x Median 52% $ 183 $ 106 1.2 x 1.0 x 7.6 x 6.5 x 16.3 x 13.4 x Other China Internet TencentUS$ 3.45 85% $ 6,075 $ 5,728 12.3 x 9.0 x 26.7 x 18.9 x 35.6 x 26.4 x BaiduUS$ 102.12 78 3,435 3,298 16.9 10.0 41.9 26.2 56.7 35.2 NeteaseUS$ 19.91 80 2,584 2,107 7.0 6.1 11.7 11.3 17.1 15.2 CtripUS$ 57.78 78 1,862 1,766 12.7 9.2 37.8 27.4 45.5 33.4 SinaUS$ 31.98 86 1,725 1,379 5.7 4.4 21.2 15.4 32.0 23.4 ShandaUS$ 23.01 91 1,634 1,506 5.4 4.7 13.5 12.1 18.8 17.2 Sohu.comUS$ 22.62 79 826 765 5.0 3.9 16.9 12.2 29.8 21.5 Mean 82% $ 2,591 $ 2,364 9.3 x 6.7 x 24.3 x 17.6 x 33.6 x 24.6 x Median 80% $ 1,862 $ 1,766 7.0 x 6.1 x 21.2 x 15.4 x 32.0 x 23.4 x High 91% $ 6,075 $ 5,728 16.9 x 10.0 x 41.9 x 27.4 x 56.7 x 35.2 x Mean 70% $ 1,661 $ 1,499 6.3 x 4.6 x 18.4 x 13.6 x 28.3 x 20.5 x Median 78% $ 1,230 $ 1,072 5.2 x 4.1 x 14.9 x 11.8 x 25.8 x 16.7 x Low 41% $ 115 $ 53 0.7 x 0.6 x 5.4 x 4.0 x 16.4 x 13.0 x (1) Source: Latest publicly available financial statements. Equity Market Cap based on basic shares outstanding. (2) Sources: All projected sales, EBITDA, EBIT, and EPS estimates have been calendarized. Projected sales, EBITDA, EBIT, and EPS source: IBES median estimates. 15

GREENGIANTS\Presentation\2007.2.28 Considerations v2\06 Considerations 3-2-07_FINAL.doc dchangb 3 Mar 2007 8:58 16/17 Strictly Private and Confidential #4Analysis at Various Prices1 CurrentIPO Price per ADR11.00 11.50 11.60 12.00 12.50 13.00 13.50 14.00 14.50 15.00 15.50 15.55 16.00 Basic Equity Value (US$ mm)586612618639666692719745772799825828852 Basic Enterprise Value (US$ mm)548575580601628654681708734761788790814 Implied Premium to: Market Price-5.3% -1.0% -0.2% 3.3% 7.6% 11.9% 16.2% 20.5% 24.8% 29.1% 33.4% 33.8% 37.7% 1 Month Average-17.3% -13.5% -12.8% -9.8% -6.0% -2.3% 1.5% 5.3% 9.0% 12.8% 16.5% 16.9% 20.3% 3 Month Average-24.0% -20.6% -19.9% -17.1% -13.7% -10.2% -6.8% -3.3% 0.1% 3.6% 7.0% 7.4% 10.5% 6 Month Average-20.5% -16.8% -16.1% -13.2% -9.6% -6.0% -2.4% 1.2% 4.8% 8.5% 12.1% 12.4% 15.7% IPO Price-29.3% -26.0% -25.4% -22.8% -19.6% -16.4% -13.2% -10.0% -6.8% -3.5% -0.3% 0.0% 2.9% Total Consideration (US$ mm) Basic142.1 148.6 149.9 155.1 161.5 168.0 174.4 180.9 187.4 193.8 200.3 200.9 206.8 Basic plus Vested In-the-Money Options 142.1 148.6 149.9 155.1 161.5 168.0 174.5 181.0 187.4 193.92 200.4 201.0 206.9 Basic plus All In-the-Money Options 142.1 148.6 149.9 155.1 161.6 168.1 174.7 181.3 187.9 194.43 201.0 201.7 207.6 EV/EBITDA 2007E14.4x 15.1x 15.3x 15.8x 16.5x 17.2x 17.9x 18.6x 19.3x 20.0x 20.7x 20.8x 21.4x 2008E10.8x 11.3x 11.4x 11.8x 12.3x 12.9x 13.4x 13.9x 14.4x 15.0x 15.5x 15.5x 16.0x P/E 2007E22.9x 24.0x 24.2x 25.0x 26.0x 27.1x 28.1x 29.2x 30.2x 31.3x 32.3x 32.4x 33.3x 2008E14.7x 15.3x 15.5x 16.0x 16.7x 17.3x 18.0x 18.7x 19.3x 20.0x 20.7x 20.7x 21.3x Source: IBES median estimates 1Equity value calculated using 53.245 million ADR shares. Dilutes shares based on Treasury Stock Method at Offer Price if above strike price. Current market price of US$11.62 as of March 2, 2007. 16

Appendix II — Proposal

STRICTLY PRIVATE AND CONFIDENTIAL

3 March 2007
To:
The Board of Directors
Omega Inc.
8th Floor, Tower W3, Oriental Plaza,
No. 1 Dong Chang An Avenue,
Dong Cheng District,
Beijing 100738,
PRC
Dear Sirs:
Proposal to Take Omega Inc. (“Omega” or the “Company”) Private by Way of a Scheme of Arrangement (the “Proposal”)
Gamma Limited (“Gamma”), as the controlling shareholder of Omega, monitors and evaluates our investment in the Company on a periodic basis, taking into consideration the recent operating and financial performances of the Company as well as its ongoing business prospects. Subsequent to policy changes announced in 2006 by major Chinese mobile operators (“Mobile Operators”) regarding providers of wireless value-added services (“WVAS”) including Omega, we have embarked on a program to diversify and broaden Omega’s business across additional new media segments. The muted reaction of the investor community and of Omega’s share price to such programs, including Omega’s December 2006 joint venture with eBay Inc. (“eBay”), has led Gamma to the view that the Company during this transitional program is not well suited to remain as a publicly listed entity. As such, we are writing to inform you of the Proposal to take Omega private by way of a scheme of arrangement under Section 86 of the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands (the “Companies Law”) and in compliance with the Hong Kong Code on Takeovers and Mergers (the “Code”).
Reasons for and Benefits of the Proposal
We note that Omega has established itself as the leading WVAS provider in the PRC since its initial public offering (“IPO”) in March 2004. However, this leadership position that the Company has built has at the same time increased the Company’s reliance on the WVAS business. WVAS revenues accounted for 94.0% and 91.4% of Omega’s total revenues for the year ended 31 December 2005 and for the nine months ended 30 September 2006, respectively, as compared to 72.5% for the year ended 31 December 2003, immediately prior to the IPO.
Against this backdrop, the operating environment in respect of WVAS has changed significantly since the Company’s IPO. The Mobile Operators have introduced a number of policy initiatives in attempts to ensure that high standards of services can be maintained and that greater customer satisfaction can be achieved. These initiatives include blocking certain content that the Mobile Operators deem inappropriate and imposing more stringent requirements on subscription acquisition, billing and termination of dormant accounts. Furthermore, on 7 July 2006, China Mobile Communications Corporation (“CMCC”)

STRICTLY PRIVATE AND CONFIDENTIAL
introduced another set of changes, requiring, among other things, mandatory one-month free trial period for all WVAS services, double reminders for new subscribers and reminder messages to be sent to all existing subscribers to confirm their desire to continue their subscriptions.
These changes have fundamentally altered the business models of and dramatically reduced the future financial prospects for all WVAS service providers in the PRC, including Omega. The impact of the changes also immediately affected Omega’s financial performance. For the three months ended 30 September, 2006, Omega’s net revenues and net income declined 15% and 59%, respectively, as compared to the same period a year earlier. The dramatic impact which the Mobile Operators’ policy changes have had on Omega’s financial outlook and performance serves to illustrate the great uncertainty and volatility inherent in the business models of WVAS service providers, including Omega.
In response to the policy changes, Omega’s management initiated a program to broaden Omega’s business beyond its core business of WVAS offerings into other new media segments with the objective of improving the Company’s future financial stability and performance. On December 19, 2006, Omega and eBay announced a joint venture agreement whereby eBay contributed its China-based subsidiary eBay EachNet to the joint venture. The formation of the joint venture marked Omega’s foray into the Chinese e-commerce market and is expected to foster synergies among online user communities and distribution channels, enhance rapid product innovation on a local platform, and promote mobile integration. Most importantly, the addition of EachNet also provides Omega with a future conduit for growth beyond WVAS.
Investor reaction, while initially positive, has since become muted. Omega’s ADSs traded up 15% to US$17.92 the day following the announcement, but has since fallen over 35% from that peak price to US$11.62. The reaction amongst the equity research community echoed such sentiments, with reports dated 20 December 2006 by Deutsche Bank and Morgan Stanley expressing that “the deal looks good for Omega 1 ,” and represents a “win-win scenario2” for both Omega and eBay. However, a number of analysts have been more muted. PiperJaffray noted that the “new JV will face a major uphill battle to compete3,” while PacificCrest Securities wrote that “the competitive pressures from other more successful Chinese e-commerce sites, such as TaoBao, will likely persist over the next few years4.”
Such opinions highlight the time and investment required for Omega to build its new broadened businesses, and the short- and medium-term uncertainty that such initiatives could produce for Omega shareholders. Gamma expects the need to continue to undertake significant business restructuring and additional capital investments to broaden and expand the Company’s business which could result in high share price volatility to Omega shareholders, as visibly demonstrated by Omega’s share price following the EachNet joint venture announcement. Such investments could also have detrimental effects on the short- and medium-term financial performance of Omega due to the uncertain time horizon before the financial benefits from such investments are realized. While we remain confident in the future prospects for Omega’s WVAS business and its additional new media initiatives, Gamma is of the view that the short- and medium-term volatility and potential financial underperformance for Omega make the Company poorly suited to remain a publicly listed entity. Accordingly, Gamma is offering shareholders an alternative in the form of the Proposal.

[1]	“JV with eBay China; Reiterate Buy with Raised TP,” Deutsche Bank, December 20, 2006.

[2]	“eBay Alliance Painting a ‘Win-Win’ Scenario,” Morgan Stanley, December 20, 2006.

[3]	“eBay Deal a Worthwhile but Risky Venture,” PiperJaffray, December 20, 2006.

[4]	“New eBay JV Presents Challenges and Opportunities,” PacificCrest Securities, December 20, 2006.

STRICTLY PRIVATE AND CONFIDENTIAL
Additional Details of the Proposal
The Proposal is designed to provide public shareholders compensation for their shares at values higher than what would be justified by Omega’s recent trading performance and the negative outlook for the WVAS industry overall, and the potential short- and medium-term volatility for Omega due to its new business initiatives specifically. Furthermore, all public shareholders would continue to have the option of investing in Gamma should they wish to continue to invest in the long-term prospects of Omega’s businesses. Finally, the integration of Omega into Gamma would facilitate the realization of synergies between Omega and Gamma’s other media businesses. Gamma believes that a broadened Omega business folded into the diversified media portfolio within Gamma offers a more compelling and attractive investment vehicle for shareholders and would be much better suited as a publicly listed entity.
We have requested our advisers to prepare a formal announcement of the Proposal, in compliance with Rule 3.5 of the Code, to be released by Gamma and Omega jointly, informing the market of such discussions. Until such formal announcement is released, we would expect that, as we ourselves would, in the absence of a requirement to do so by law or regulation, you will not disclose or announce the contents or existence of this letter, our interest in a possible acquisition of all of the issued shares and ADSs of Omega other than those already owned by us and parties acting in concert with us, or our name in connection with a potential proposal to privatise Omega to anyone, other than those persons within Gamma and Omega (including their respective directors, employees, advisers, representatives and professional advisers), who need to know of this approach. We would be happy to meet with you to discuss our thoughts in further detail and to answer any questions you or they may have.
Yours faithfully,
For and on behalf of
Gamma Limited

Name: Frank Sixt
Title: Chairman